Exhibit 10.5.11
TRINITY INDUSTRIES, INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), by and between TRINITY INDUSTRIES, INC. (hereinafter called the “Company”) and [NAME] (hereinafter called, the “Grantee”), is made as of [DATE] (the “Date of Grant”).

WITNESSETH:

WHEREAS, the Grantee complies with the requirements of eligibility for the award of Restricted Stock Units under the Fourth Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan (the “Plan”); and

WHEREAS, the Company has determined to award to the Grantee [TOTAL_SHARES_GRANTED] Restricted Stock Units (the “Units”), subject to the terms of the Plan and conditions hereinafter set forth, as a retention incentive, to encourage a sense of proprietorship by the Grantee and to stimulate the active interest of the Grantee in promoting the development, growth, performance and financial success of the Company by affording the Grantee an opportunity to obtain an increased proprietary interest in the Company so as to assure a closer identification between the Grantee’s interest and the interest of the Company;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

1.Grant of Restricted Stock Units.

Subject to the terms and conditions of the Plan, this Agreement and the restrictions set forth below, the Company hereby grants to the Grantee the total number of Units set forth above and hereby credits such Units to a separate account maintained on the books of the Company. Each Unit shall be subject to conversion into one Share, as herein provided.

2.Stockholder Status.

The Grantee will have no rights as a stockholder (including, without limitation, the right to vote and to receive dividends) with respect to the Units covered by this Agreement until the issuance of Shares to the Grantee (in certificated or book-entry form) upon the conversion of the Units into Shares. The Grantee, by his or her execution of this Agreement, agrees to execute any documents requested by the Company in connection with the conversion of the Units. Except as otherwise provided in Sections 4 and 9 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such Shares.

3.Vesting; Forfeiture.

(a)Subject to special vesting and forfeiture rules in this Agreement (including, without limitation, the remedies set forth in Section 11(f) below) and subject to certain restrictions and conditions set forth in the Plan, the Units will become vested in accordance with the schedule set forth below, if, as of the date(s) specified in the schedule, the Grantee is employed by the Company on such date:

Date	Units

The date on which any Units become vested in accordance with this Section 3 is the “Vesting Date” for such Units, and such vested Units are referred to herein as, the “Vested Units.”

(b)In addition, the Units will become 100% vested on the earliest to occur of the following events, if the Grantee is employed by the Company on the date of such event:

(i)death of the Grantee; or

(ii)termination of the Grantee’s employment for Disability (as defined in the Plan).

(c)Notwithstanding the foregoing, to the extent not already vested, if the Grantee voluntarily terminates his or her employment for Retirement (as defined below), then the unvested Units shall continue to vest and become Vested Units in accordance with the schedule set forth in Section 3(a) above as if the Grantee were employed by the Company on such vesting date(s).

(i)For purposes of this Agreement, the term “Retirement” shall mean the Grantee’s voluntary termination of employment on or after (A) the attainment of the age sixty (60) and ten (10) years of service with the Company, and (B) six (6) months from the Date of Grant; provided, however, that if at any time the Committee determines that the Grantee’s termination of employment should have been a termination of employment by the Company for Cause (as defined below), then such termination of employment will no longer be due to Retirement and all Units shall immediately be forfeited.

(ii)For purposes of this Agreement, the term “Cause” shall have the meaning set forth in the “Change in Control Agreement” by and between the Grantee and the Company (the “CIC Agreement”); provided that, if such CIC Agreement does not define such term or no such agreement is then in effect, then it shall mean (A) the willful and continued failure by the Grantee to substantially perform the Grantee’s duties with the Company (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness, and following a Change in Control, other than in respect of any duties inconsistent with, or more burdensome than, the Grantee’s duties with the Company immediately prior to a Change in Control of the Company); (B) misappropriation or embezzlement from the Company or any other act or acts of dishonesty by the Grantee constituting a felony that results, or is intended to result, directly or indirectly, in gain to or personal enrichment of the Grantee at the Company’s expense; (C) the conviction of the Grantee of a felony involving the moral turpitude of the Grantee; or (D) the willful engagement by the Grantee in continued misconduct which is materially injurious to the Company after having been advised in writing of the particular misconduct deemed by the Company to be materially injurious to the Company and instructed in such writing to cease any further misconduct of a similar nature. No act or failure to act on the part of the Grantee shall be considered “willful” unless done, or omitted to be done, by the Grantee not in good faith and without reasonable belief that the action or omission of the Grantee was in the best interest of the Company. Whether Cause exists for purposes of this Agreement shall be determined by the Committee, in its sole discretion.

(d)Subject to Section 18 of the Plan, and except as expressly provided otherwise by a CIC Agreement that is in effect at the time of a Change in Control, upon a Change in Control, the vesting of the unvested Units shall not be accelerated, but rather the Units shall continue to vest in accordance with the schedule set forth above. All of the unvested Units shall be forfeited by the Grantee to the Company if, prior to vesting in accordance with this Section 3, the Grantee’s employment with the Company terminates for any reason, other than death, Disability or Retirement. Upon forfeiture, all of the Grantee’s rights with respect to the forfeited Units shall cease and terminate, without any further obligations on the part of the Company.

4.Dividend Equivalents.

The Company also grants to the Grantee a Dividend Equivalent Right with respect to the Units, whereby if on any date the Company shall pay any dividend or other distribution on Shares (other than a dividend in Shares), then with respect to each Unit, an amount equal to the amount of the dividend or distribution per Share shall be credited to the account of the Grantee maintained on the books of the Company (the “Dividend Equivalents”), and shall be paid to the Grantee (in cash or Shares, in the discretion of the Committee) at the time the Vested Units related to such dividend or other distribution are converted in accordance with Section 5 below. If the underlying Units are forfeited, the Grantee shall have no right to the Dividend Equivalents related to such forfeited Units and shall forfeit such Dividend Equivalents as well.

5.Form and Timing of Payment.

Subject to the conditions hereinafter set forth, upon the vesting of the Units, or as soon as practicable following vesting, but in no event later than sixty (60) days after the Vesting Date of such Units, the Company shall convert the Vested Units into the number of whole Shares equal to the number of Vested Units, and shall deliver such Shares to the Grantee or the Grantee’s personal representative. Shares shall only be delivered under this Section 5 if the Grantee or the Grantee’s personal representative has made appropriate arrangements with the Company in accordance with Section 27 of the Plan for applicable taxes which are required to be withheld under federal, state or local law or the tax withholding requirement has otherwise been satisfied.

6.No Rights of Continued Service.

Nothing herein shall confer upon the Grantee any right to remain an officer or employee of the Company or one of its Subsidiaries, and nothing herein shall be construed in any manner to interfere in any way with the right of the Company or its Subsidiaries to terminate the Grantee’s service at any time.

7.Interpretation of this Agreement.

The administration of the Plan has been vested in the Committee, and all questions of interpretation and application of this Agreement shall be subject to determination by a majority of the members of the Committee, which determination shall be final and binding on Grantee.

8.Subject to Plan.

The Units are granted subject to the terms and provisions of the Plan, which Plan is incorporated herein by reference. In case of any conflict between this Agreement and the Plan, the terms and provisions of the Plan shall be controlling. Capitalized terms used herein, if not defined herein, shall be as defined in the Plan.

9.Adjustment of Number of Units.

The number of Units awarded pursuant to this Agreement and the Shares to be delivered with respect to the Units shall be subject to adjustment in accordance with Section 20 of the Plan.

10.Repayment on Restatement.

Vested and unvested Units (and any Shares delivered upon conversion of the Vested Units) are subject to forfeiture in order to satisfy amounts recoverable by the Company that the Committee determines pursuant to the Policy for Repayment on Restatement of Financial Statements as may be in effect at the time of the determination, which policy is incorporated herein by reference.

11.Restrictive Covenants.

(a)Non-Disclosure.

(i)During the Grantee’s employment with the Company, the Company shall grant the Grantee otherwise prohibited access to the Company’s trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at the Company’s substantial expense, and which is of great competitive value to the Company. “Confidential Information” includes all trade secrets, inventions and confidential and proprietary information of the Company including, but not limited to, the following: all documents or information, in whatever form or medium, concerning or relating to any of the Company’s discoveries; designs; plans; strategies; models; processes; techniques; technical improvements; development tools or techniques; modifications; formulas; patterns; devices; data; product information; manufacturing and engineering processes, data and strategies; operations; products; services; business practices; policies; training manuals; principals; vendors and vendor lists; suppliers and supplier lists; customers and potential customers; contractual relationships; research; development; know-how; technical data; software; product construction and product specifications; project information and data; developmental or experimental work; plans for research or future products; improvements; interpretations, and analyses; database schemas or tables; infrastructure; marketing methods; finances and financial information and data; business plans; marketing and sales plans and strategies; budgets; pricing and pricing strategies; costs; customer and client lists and profiles; customer and client nonpublic personal information; business records; audits; management methods and information; reports, recommendations and conclusions; and other business information disclosed or made available to the Grantee by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (A) is generally available to the public on the Date of Grant or (B) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder. Throughout the Grantee’s employment with the Company and thereafter: (x) the Grantee shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Company protecting the Confidential Information; and (y) the Grantee shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Grantee’s duties.

(ii)If the Grantee shares Confidential Information with outside persons, other than as required to comply with applicable laws and as necessary to manage the Grantee’s personal finances or in accordance with the exceptions contained in this Section 11(a), the Grantee may be subject to the Grantee’s rights hereunder being forfeited upon a determination by the Committee that the Grantee has violated this Section 11. Nothing in this Agreement prohibits the Grantee from reporting possible violations of U.S. federal or state law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, making other disclosures that are protected under the whistleblower provisions of U.S. federal or state law or regulation, or participating in an investigation or proceeding conducted by any governmental or law enforcement agency or entity. The Grantee does not need the prior authorization of the Company to make any such reports or disclosures, and the Grantee is not required to notify the Company that the Grantee has made such reports or disclosures.

(iii)This Agreement also does not prohibit the disclosure of a trade secret (as that term is defined under applicable law) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, where such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Grantee files a lawsuit for reporting a suspected violation of the law, the Grantee may disclose the trade secret to the Grantee’s attorney and use the trade secret in the court proceeding if the Grantee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(b)Non-Competition. In consideration for (i) this Agreement and the payments and benefits provided herein; (ii) the Company’s promise to provide Confidential Information to the Grantee, (iii) the substantial economic investment made by the Company in the Confidential Information and the goodwill of the Company, (iv) the Company’s employment of the Grantee, and (v) the compensation and other benefits provided by the Company to the Grantee, to protect the Company’s Confidential Information and the business goodwill of the Company, the Grantee agrees to the following restrictive covenants and the covenants set forth in Sections 11(c), (d), (e), and (f). During the Grantee’s employment and for a twelve (12) month period subsequent to the date of the Grantee’s termination of employment (the “Restricted Period”), the Grantee agrees he or she will not, directly or indirectly, absent the express, written consent of the Chief Executive Officer of the Company (the “CEO”) or the Chairman of the Committee (the “Chairman”), or either of their respective designees, become or serve as, directly or indirectly, a director, officer, employee, owner, partner, advisor, agent, or consultant with, or engage in, any business that manufactures, provides or sells rail manufacturing, rail maintenance, rail leasing or rail management, tank or freight railcars, railcar parts or heads, or shipper services, and all other products and services provided, or seriously pursued, by the Company or its Affiliates during the period from the Date of Grant through the date of the Grantee’s termination of employment, in any state, or similar geographic territory, in which the Company or any of its Affiliates operate as of the date of the Grantee’s termination of employment and for which the Grantee performed services, had responsibility or received Confidential Information (“Restricted Territory”). Further, for a twelve (12) month period after the Grantee’s termination of employment, the Grantee agrees not to serve as a consulting or testifying expert for any third party in any legal proceedings (including arbitration or mediation) or threatened legal proceedings involving the Company, unless called to do so by the Company or an Affiliate. The Grantee agrees to notify the CEO in writing, with a copy of such notice to the Chairman, in the event the Grantee accepts employment or service of any nature with any person, business, or entity during the Restricted Period.

(c)Non-Solicitation. During the Restricted Period, other than in connection with the Grantee’s duties for the Company, the Grantee shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons, (i) solicit business, or attempt to solicit business, from any Client or Prospective Client, (ii) interfere with, or attempt to interfere with, the Company’s relationship, contracts or business with any Client or Prospective Client or Supplier, or (iii) induce or persuade in any manner, or attempt to induce or persuade, any Client or Prospective Client or Supplier to curtail or cancel any business or contracts with the Company. This restriction applies only to business which is in the scope of services or products provided by the Company. “Client or Prospective Client” means any client or prospective client with whom the Company did business or who the Company solicited within the twenty-four (24) month period preceding the Grantee’s termination of employment, and who or which: (A) the Grantee contacted, called on, serviced or did business with during the Grantee’s employment with the Company; (B) the Grantee learned of as a result of the Grantee’s employment with the Company; or (C) about whom the Grantee received Confidential Information. “Supplier” means any person or entity that provided goods or services to the Company at any time during the twenty-four (24) month period before the Grantee’s termination of employment.

(d)Non-Recruitment. During the Restricted Period, other than in connection with the Grantee’s duties for the Company, the Grantee shall not, and shall not use any Confidential Information to, on behalf of the Grantee or on behalf of any other person or entity, directly or indirectly, hire, solicit, induce, recruit, engage, go into business with, or attempt to hire, solicit, induce, recruit, engage, go into business with, or encourage to leave or otherwise cease his/her employment with the Company, any individual who is an employee or independent contractor of the Company or who was an employee or independent contractor of the Company within the twelve (12) month period prior to the Grantee’s termination of employment.

(e)Non-Disparagement. The Grantee agrees that the Company’s goodwill and reputation are assets of great value to the Company which have been obtained and maintained through great costs, time and effort. Therefore, during the Grantee’s employment and after the Grantee’s termination of employment for any reason, the Grantee shall not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its stockholders, managers, officers, directors, employees, investors or Affiliates. Nothing in this Section 11(e) is intended to interfere with the Grantee’s right to engage in the conduct set forth in Section 11(a)(ii) or (iii).

(f)Remedies. By acceptance of this Agreement, the Grantee acknowledges that the geographic scope and duration of the restrictions and covenants contained in this Section 11 are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Grantee’s level of control over and contact with the business in the Restricted Territory; and (iii) the amount of compensation and Confidential Information that the Grantee is receiving in connection with the Grantee’s employment with the Company. If the Grantee violates any of the restrictions contained in this Section 11, the Restricted Period shall be suspended and shall not run in favor of the Grantee until such time that the Grantee cures the violation to the satisfaction of the Company and the period of time in which the Grantee is in breach shall be added to the Restricted Period applicable to such covenant(s). Further, by executing this Agreement, the Grantee acknowledges that the restrictions contained in this Section 11, in view of the nature of the Company’s businesses, are reasonable and necessary to protect their legitimate business interests, business goodwill and reputation, and that any violation of these restrictions would result in irreparable injury and continuing damage to the Company. Accordingly, by executing this Agreement, the Grantee acknowledges and agrees that, in the event of the Grantee’s breach or threatened breach of the provisions in this Section 11, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Grantee from the commission of such breach or threatened breach, without the necessity of establishing irreparable harm or the posting of a bond, and to recover from the Grantee, damages incurred by the Company as a result of the breach, as well as the Company’s attorneys’ fees, costs and expenses related to such breach or threatened breach. In addition, in the event the Grantee violates any of the restrictions contained in this Section 11, all benefits under this Agreement shall immediately cease, no additional Shares will be due to the Grantee pursuant to the Agreement and any Restricted Stock Units that vested shall be forfeited, and, to the extent the Grantee has previously received Shares pursuant to this Agreement, upon written demand by the Company, the Grantee must immediately repay the Company the Shares previously received (or the value thereof as of such date, if the Shares have been sold or otherwise disposed of by the Grantee). Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. The existence of any claim or cause of action by the Grantee against the Company, whether predicated on this Agreement, the Plan or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in this Section 11, or preclude injunctive relief.

(g)Survival. The restrictive covenants and the remedies set forth in this Section 11 shall survive the Grantee’s termination of employment or service and any termination of this Agreement.

12.Entire Agreement.

This Agreement together with the Plan supersede any and all other prior understandings, negotiations and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. The Grantee acknowledges that the Grantee is relying solely on the Grantee’s own judgment in entering into this Agreement, and not on any communications, promises, or representations of the Company or its agent, except as expressly contained in this Agreement. The Committee may amend this Agreement without the Grantee’s consent provided that it concludes that such amendment is not materially adverse to the Grantee, or is permitted under Section 20 of the Plan. Except as provided by the immediately preceding sentence, no change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.

13.Law Governing.

This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

14.Notice.

Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to be delivered only when actually received by the Company or the Grantee, as the case may be, at the addresses set forth below (or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith):

(a)Notice to the Company shall be sent electronically to compensation@trin.net or in hard copy addressed and delivered as follows: Trinity Industries, Inc., 14221 N. Dallas Parkway, Suite 1100, Dallas, Texas 75254, Attention: Corporate Compensation Department.

(b)Notice to the Grantee shall be sent electronically to the Grantee’s Company e-mail address or, in hard copy addressed and delivered to the Grantee’s address then on file with the Company.

15.Code Section 409A.

The parties intend this Agreement to be exempt from or compliant with the requirements of Section 409A of the Code (“Section 409A”) and agree to interpret this Agreement at all times in accordance with such intent. Without limiting the generality of the foregoing, the term “termination of employment” or any similar term under the Agreement will be interpreted to mean a “separation from service” within the meaning of Section 409A to the extent necessary to comply with Section 409A. With respect to any payments and benefits to which Section 409A applies, if the Grantee is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Grantee to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable during the six-month period immediately following the Grantee’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Grantee during such period, but shall instead be accumulated and paid to the Grantee (or, in the event of the Grantee’s death, the Grantee’s estate) in a lump sum on the first business day after the earlier of the date that is six (6) months following the Grantee’s separation from service or the Grantee’s death. Notwithstanding the foregoing, the Company makes no representations, warranties, or guarantees regarding the tax treatment of this Agreement under Section 409A or otherwise, and has advised the Grantee to obtain his or her own tax advisor regarding this Agreement.

16.Acceptance.

The grant of the Units under this Agreement is subject to and conditioned upon the Grantee’s electronic acceptance of the terms hereof.

* * * * * * * *

Exhibit 10.5.11
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee, to evidence his or her consent and approval of all the terms hereof, has duly accepted this Agreement, as of the Date of Grant. Each party to this Agreement consents to the use of electronic signatures and acceptance in the execution of this Agreement. This Agreement may be executed in duplicate counterparts, the production of either of which (including a signature or proof of electronic acceptance) shall be sufficient for all purposes for the proof of the binding terms of this Agreement.

TRINITY INDUSTRIES, INC. _____________________________ Name: Title:
GRANTEE

Name: *Electronic acceptance of this Agreement shall bind the Grantee. Please print and keep a copy for your records.